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FORM 3                    U.S. SECURITIES AND EXCHANGE COMMISSION               OMB APPROVAL
                                 Washington, D.C. 20549                         OMB Number:         3235-0104
                                                                                Expires:    September 30, 1998
                                                                                Estimated average burden
                    INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES     hours per response. . . . . . . .0.5

 Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the
 Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

 1.  Name and Address of       2.  Date of Event Requiring     4.  Issuer Name and Ticker or Trading Symbol
    Reporting Person*             Statement (Month/Day/Year)
                                                                   TCI Music, Inc. (TUNE)
 Michaels, J. Patrick Jr.
 (Last) (First)   (Middle)         12/16/97                     5.  Relationship of Reporting Person(s)
                               3.  IRS or Social Security            to Issuer (Check all applicable)   6.  If Amendment, Date of
                                   Number of Reporting Person                                                Original
 101 East Kennedy Blvd, Suite 3300     (Voluntary)                   Director        X   10% Owner            (Month/Day/Year)
                                     ###-##-####                     Officer (give       Other (specify
   (Street)                                                          title below)               below)   7. Individual or Joint/
                                                                                                            Group Filing (Check
Tampa                   FL             33602                                                                Applicable Line)
 (City)                (State)         (Zip)                                                                X  Forms filed by One
                                                                                                            Reporting Person
                                                                                                            Forms filed by More than
                                                                                                             One Reporting Person
             Table I -- Non-Derivative Securities Beneficially Owned
 1.  Title of Security           2.  Amount of Securities Beneficially Owned   3.  Ownership Form:     4.  Nature of Indirect
     (Instr. 4)                       (Instr. 4)                                    Direct (D) or          Beneficial Ownership
                                                                                    Indirect (I)            (Instr. 5)
                                                                                    (Instr. 5)
 Series A Preferred Stock         883 (1)                                                  I                 By Trust
 Series A Preferred Stock         5,010 (1)                                                I                 By Family Trust
 Series A Preferred Stock         315,484 (1)                                              I                 By limited partnership


 Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.            (Over)
 * If the form is filed by more than one reporting person, see Instruction 5(b)(v)                               SEC1473 (7-96)


FORM 3 (continued) Table II--Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.  Title of Derivative      2.  Date Exercisable      3.  Title and Amount of    4.  Conver-    5. Owner-     6. Nature
    Security  (Instr. 4)         and Expiration Date       Securities Underlying      sion or       ship          of
                                 (Month/Day/Year)          Derivative Security        Exercise      Form of       Indirect
                                      Year)                (Instr. 4)                 Price of      Derivative    Beneficial
                                                                                      Derivative    Security:     Ownership
                                                                                      Security      Direct        (Instr. 5)
                                                                            Amount                  (D) or
                       Date Exercisable        Expiration Date   Title      or Number               Indirect
                                                                            of                      (I)
                                                                            Shares                  (Instr. 5)
Explanation of Responses:

(1) The reporting person disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.


                                                                                /s/ J. Patrick Michaels, Jr.
                                                                                __________________________________          12/24/97
**Intentional misstatements or omissions of facts constitute                      **Signature of Reporting Person              Date
 Federal Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).           J. Patrick Michaels, Jr.

Note: File three copies of this Form, one of which must be manually signed, If space is sufficient. See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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FORM 3                    U.S. SECURITIES AND EXCHANGE COMMISSION               OMB APPROVAL
                                 Washington, D.C. 20549                         OMB Number:         3235-0104
                                                                                Expires:    September 30, 1998
                                                                                Estimated average burden
                    INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES     hours per response. . . . . . . .0.5

 Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the
 Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

 1.  Name and Address of       2.  Date of Event Requiring     4.  Issuer Name and Ticker or Trading Symbol
    Reporting Person*             Statement (Month/Day/Year)
                                                                   TCI Music, Inc. (TUNE)
 CEA Investors, Inc.
 (Last) (First)   (Middle)         12/16/97                     5.  Relationship of Reporting Person(s)
                               3.  IRS or Social Security            to Issuer (Check all applicable)  6.   If Amendment, Date of
                                   Number of Reporting Person                                                Original
 101 East Kennedy Blvd, Suite 3300     (Voluntary)                   Director        X   10% Owner           (Month/Day/Year)
                                   59-2827410                        Officer (give       Other (specify
   (Street)                                                          title below)               below)  7.  Individual or Joint/
                                                                                                            Group Filing (Check
Tampa                   FL             33602                                                                Applicable Line)
 (City)                (State)         (Zip)                                                                X  Forms filed by One
                                                                                                            Reporting Person
                                                                                                            Forms filed by More than
                                                                                                            One Reporting Person
             Table I -- Non-Derivative Securities Beneficially Owned
 1.  Title of Security           2.  Amount of Securities Beneficially Owned   3.  Ownership Form:     4.  Nature of Indirect
     (Instr. 4)                       (Instr. 4)                                    Direct (D) or          Beneficial Ownership
                                                                                    Indirect (I)            (Instr. 5)
                                                                                    (Instr. 5)
 Series A Preferred Stock         315,484(1)                                               I                By limited partnership


 Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.            (Over)
 * If the form is filed by more than one reporting person, see Instruction 5(b)(v)                               SEC1473 (7-96)


FORM 3 (continued) Table II--Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.  Title of Derivative      2.  Date Exercisable      3.  Title and Amount of    4.  Conver-    5. Owner-     6. Nature
    Security  (Instr. 4)         and Expiration Date       Securities Underlying      sion or       ship          of
                                 (Month/Day/Year)          Derivative Security        Exercise      Form of       Indirect
                                      Year)                (Instr. 4)                 Price of      Derivative    Beneficial
                                                                                      Derivative    Security:     Ownership
                                                                                      Security      Direct        (Instr. 5)
                                                                            Amount                  (D) or
                       Date Exercisable        Expiration Date   Title      or Number               Indirect
                                                                            of                      (I)
                                                                            Shares                  (Instr. 5)
Explanation of Responses:

(1) The reporting person is the sole general partner of CEA Investors Partnership II, Ltd., and disclaims beneficial ownership of these securities except to the extent of its pecuniary interest therein.

                                                                                CEA Investors, Inc.

                                                                                /s/ J. Patrick Michaels, Jr.
                                                                                __________________________________          12/24/97
**Intentional misstatements or omissions of facts constitute                      **Signature of Reporting Person              Date
 Federal Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).           J. Patrick Michaels, Jr.

Note: File three copies of this Form, one of which must be manually signed, If space is sufficient. See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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
FORM 3                    U.S. SECURITIES AND EXCHANGE COMMISSION               OMB APPROVAL
                                 Washington, D.C. 20549                         OMB Number:         3235-0104
                                                                                Expires:    September 30, 1998
                                                                                Estimated average burden
                    INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES     hours per response. . . . . . . .0.5

 Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the
 Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

 1.  Name and Address of       2.  Date of Event Requiring     4.  Issuer Name and Ticker or Trading Symbol
    Reporting Person*             Statement (Month/Day/Year)
                                                                   TCI Music, Inc. (TUNE)
 CEA Investors Partnership II. Ltd.
 (Last) (First)   (Middle)         12/16/97                     5.  Relationship of Reporting Person(s)
                               3.  IRS or Social Security            to Issuer (Check all applicable)   6.  If Amendment, Date of
                                   Number of Reporting Person                                                Original
 101 East Kennedy Blvd, Suite 3300     (Voluntary)                   Director        X   10% Owner            (Month/Day/Year)
                                    59-2881170                       Officer (give       Other (specify
   (Street)                                                          title below)               below)    7. Individual or Joint/
                                                                                                             Group Filing (Check
Tampa                   FL             33602                                                                 Applicable Line)
 (City)                (State)         (Zip)                                                                 X  Forms filed by One
                                                                                                             Reporting Person Forms
                                                                                                             filed by More than
                                                                                                             One Reporting Person
             Table I -- Non-Derivative Securities Beneficially Owned
 1.  Title of Security           2.  Amount of Securities Beneficially Owned   3.  Ownership Form:     4.  Nature of Indirect
     (Instr. 4)                       (Instr. 4)                                    Direct (D) or          Beneficial Ownership
                                                                                    Indirect (I)            (Instr. 5)
                                                                                    (Instr. 5)
 Series A Preferred Stock         315,484                                            D


 Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.            (Over)
 * If the form is filed by more than one reporting person, see Instruction 5(b)(v)                               SEC1473 (7-96)


FORM 3 (continued) Table II--Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.  Title of Derivative      2.  Date Exercisable      3.  Title and Amount of    4.  Conver-    5. Owner-     6. Nature
    Security  (Instr. 4)         and Expiration Date       Securities Underlying      sion or       ship          of
                                 (Month/Day/Year)          Derivative Security        Exercise      Form of       Indirect
                                      Year)                (Instr. 4)                 Price of      Derivative    Beneficial
                                                                                      Derivative    Security:     Ownership
                                                                                      Security      Direct        (Instr. 5)
                                                                            Amount                  (D) or
                       Date Exercisable        Expiration Date   Title      or Number               Indirect
                                                                            of                      (I)
                                                                            Shares                  (Instr. 5)
Explanation of Responses:



                                                                                    CEA Investors Partnership II, Ltd.
                                                                                By: CEA Investors, Inc., its general partner
                                                                                /s/ J. Patrick Michaels, Jr.
                                                                                __________________________________          12/24/97
**Intentional misstatements or omissions of facts constitute                      **Signature of Reporting Person              Date
 Federal Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).           J. Patrick Michaels, Jr.

Note: File three copies of this Form, one of which must be manually signed, If space is sufficient. See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


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